Media Contact:
Kathy Durr
Juniper Networks, Inc.
408-745-5058
kdurr@juniper.net

Investor Relations Contact:
Michelle Levine
Juniper Networks, Inc.
408-936-2775
mlevine@juniper.net

JUNIPER NETWORKS APPOINTS NEW CFO, EVP, Business Operations

SUNNYVALE, Calif., December 14, 2004 - Juniper Networks, Inc. (Nasdaq: JNPR) today announced the appointment of Robert R. B. Dykes to the position of chief financial officer (CFO) and executive vice president, Business Operations. Currently CFO and president, Systems Group of global Electronics Manufacturing Services provider, Flextronics, Dykes brings more than 30 years’ fiscal management experience to Juniper Networks, together with a solid track record in building world class operational organizations. Starting on January 1st 2005, Dykes will oversee all business systems functions at Juniper Networks, and will have responsibility for finance, legal, information technology, human resources, investor relations and manufacturing operations.

Dykes will succeed Marcel Gani, who will remain with the company in the role of chief of staff. Gani will assist chairman and CEO, Scott Kriens, in driving some of the internal and external tasks involving overall strategy and direction.

“We’re very excited to welcome Bob to the Juniper team,” commented Scott Kriens, chairman and CEO, Juniper Networks. “With his financial acumen, solid operational background and strategic insight, Bob will be a key asset as we continue to scale the company and extend our worldwide operations. This is another important step in the continuing expansion and strengthening of our management team.”

Dykes joins Juniper Networks from Flextronics where, in his role as CFO and president, Systems Group, he led financial and operational functions for one of the largest and most complex manufacturing organizations in the world. During his seven year tenure he helped guide the company’s expansion from $500 million to $14 billion in revenue. Prior to that, Dykes spent 9 years as executive vice president, Worldwide Operations and CFO of Symantec Corporation where, having guided the company through its IPO, he built a world class global operations organization and helped grow the company’s revenues from $40 million to $600 million. Dykes also held CFO roles at industrial robots manufacturer, Adept Technology and at disc drive controller manufacturer, Xebec. He also held senior financial management positions at Ford Motor Company.

Dykes holds a Bachelor of Commerce in Administration degree from Victoria University, Wellington, New Zealand.

About Juniper Networks, Inc.
Juniper Networks transforms the business of networking by creating competitive advantage for our customers with superior networking and security solutions. Juniper Networks is dedicated to customers who derive strategic value from their networks, including global network operators, enterprises, government agencies and research and educational institutions. Juniper Networks’ portfolio of networking and security solutions supports the complex scale, security and performance requirements of the world’s most demanding mission critical networks. Additional information can be found at www.juniper.net.

Juniper Networks, the Juniper Networks logo, NetScreen, NetScreen Technologies, the NetScreen logo, NetScreen-Global Pro, ScreenOS, and GigaScreen are registered trademarks of Juniper Networks, Inc. in the United States and other countries.